Exhibit 99

JOINT FILING AGREEMENT

               In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of Semler Scientific, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 99 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 24th day of September, 2018.

PARK WEST ASSET MANAGEMENT LLC

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

PARK WEST INVESTORS MASTER FUND, LIMITED

By: Park West Asset Management LLC, its Investment Manager

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

/s/ Peter S. Park
Peter S. Park